Exhibit 10.30

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

This Retirement Agreement (this “Agreement”) is made and entered into as of December 13, 2019, by and among Casebia Therapeutics Limited Liability Partnership, a limited liability partnership incorporated in England and Wales (“Casebia”), Bayer HealthCare LLC, a limited liability company formed in Delaware (“Bayer”), CRISPR Therapeutics AG, a stock corporation organized under the laws of Switzerland (“CRISPR AG”), and CRISPR Therapeutics, Inc., a corporation organized under the laws of the state of Delaware (“CRISPR Inc., and together with CRISPR AG, “CRISPR”).

RECITALS

A.Bayer and CRISPR AG entered into the Joint Venture Agreement on December 19, 2015 (as amended, restated and/or otherwise modified from time to time, the “JV Agreement”);

B.Bayer, CRISPR AG and Casebia entered into the Limited Liability Partnership Agreement on March 16, 2016 (as amended, restated and/or otherwise modified from time to time, the “LLP Agreement”);

C.Pursuant to the JV Agreement, Bayer purchased the Bayer LLP Interest (as defined below);

D.Bayer remains the sole owner of the Bayer LLP Interest; and

E.Subject to the terms and conditions set forth in this Agreement, Bayer and CRISPR AG desire to terminate the JV Agreement, and in connection therewith, (a) Bayer wishes to cease to be a member of Casebia with effect from Closing, (b) Casebia and CRISPR consent to Bayer ceasing to be a member of Casebia, (c) Casebia, Bayer and CRISPR desire to amend the terms of the LLP Agreement accordingly to reflect Bayer ceasing to be a member and (d) CRISPR AG and Bayer desire to enter into the 2019 Option Agreement (as defined below) which will become effective as of the Closing (as defined below).

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other premises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties (as defined below) hereby agree as follows:

Article I

DEFINITIONS

For all purposes of this Agreement, the following terms will have the following respective meanings:

“2019 Option Agreement” means the Option Agreement between CRISPR AG and Bayer in substantially the form attached hereto as Exhibit A.

“Act” means the Limited Liability Partnerships Act 2000, as amended.

“Adjustment Amount” means the Final Expense Deduction minus the Initial Expense Deduction.

“Affiliate” or “Affiliates” means, with respect to any entity, any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such entity; and for the purposes of this definition, “control” (and the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to control another Person if any of the following conditions is met: (a) in the case of corporate

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities. The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United  States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. As of the Closing, Casebia and Casebia Therapeutics LLC will each be deemed an Affiliate of CRISPR.

“Amended and Restated Intellectual Property Management Agreement” means the Amended and Restated Intellectual Property Management Agreement between Bayer, CRISPR and certain CRISPR Affiliates dated as of December 13, 2019.

“Ancillary Agreements” means the JV Termination Agreement, the Amended and Restated Intellectual Property Management Agreement, the Deed of Amendment and Restatement, the 2019 Option Agreement, the Master Confidentiality Agreement, and the Resignation Letters.

“Bayer Indemnified Parties” means Bayer, its Affiliates and its and their respective officers, directors, managers, partners, employees, agents and representatives.

“Bayer LLP Interest” means 50% of the LLP Interests.

“Business” means the business carried on by Casebia and its Subsidiaries as of the date hereof.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City, United States of America or Frankfurt-Main, Germany or Leverkusen, Germany are authorized or obligated by applicable law or executive order to close.

“Casebia Employee Plan” means: (a) an employee benefit plan within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) option plans, equity purchase plans, bonus or incentive award plans, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case in which Casebia or any ERISA Affiliate sponsors, contributes to, or provides benefits under or through such plan, or has any obligation to contribute to or provide benefits under or through such plan, or if such plan provides benefits to or otherwise covers any current or former employee, officer, manager, partner or director of Casebia or any ERISA Affiliate (or their spouses, dependents, or beneficiaries).

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any mortgage, indenture, lease, contract, license, covenant, plan, insurance policy, purchase order (including any related terms and conditions), work order or other agreement, instrument, arrangement, obligation, understanding or commitment, permit, concession or franchise, whether oral or written and including any amendment, waiver or modification made thereto.

“CRISPR Indemnified Parties” means CRISPR, its Affiliates (including Casebia and its Subsidiaries following the Closing) and its and their respective officers, directors, managers, partners, employees, agents and representatives.

“Deed of Amendment and Restatement” means the Deed of Amendment and Restatement entered into between Casebia, Bayer and CRISPR in substantially the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“ERISA Affiliate” means any entity that would have ever been considered a single employer with Casebia under Section 4001(b) of ERISA or part of the same “controlled group” as Casebia for purposes of Section 302(d)(3) of ERISA.

“Final Expense Deduction” means the lesser of (a) [***] of the Final Interim Period Expenses and (b) [***].

“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.

“Goodwill” means the value of the goodwill of Casebia immediately preceding the Closing Date.

“Governmental Authority” means any court, agency, authority, department, regulatory body or other instrumentality of any government or country or of any national, federal, state, provincial, regional, county, city or other political subdivision of any such government or any supranational organization of which any such country is a member.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Indemnifying Party” means CRISPR or Bayer, as applicable.

“Initial Expense Deduction” means the lesser of (a) [***] of the Estimated Interim Period Expenses and (b) [***].

“Interim Period” means the period beginning and including [***] and ending at 11:59 pm Boston time on the Closing Date.

“Interim Period Expenses” means specific costs and expenses incurred by Casebia and its Subsidiaries during the Interim Period (calculated in accordance with GAAP), including [***], as set forth on Schedule I hereto.

“IRS” means the United States Internal Revenue Service.

“JV Termination Agreement” means the Joint Venture Termination Agreement between Bayer and CRISPR and certain of Bayer and CRISPR Affiliates in substantially the form attached hereto as Exhibit C.

“Knowledge” means (i) with respect to Bayer, [***], and (ii) with respect to CRISPR [***].

“Law” or “Laws” means all applicable laws, statutes, rules, regulations and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines, or other requirements of any Governmental Authority that may be in effect from time to time.

“Liability” or “Liabilities” means debts, liabilities, commitments, losses, deficiencies, duties, charges, claims, damages, demands, costs, fees, Taxes, expenses and obligations (including guarantees, endorsements and other forms of credit support), whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, on- or off-balance sheet, including those arising under any Contract, Law, statute, ordinance, regulation, rule, code, common law or other requirement or rule enacted or promulgated by any Governmental Authority or any litigation, court action or proceeding, lawsuit, originating application to an employment tribunal, or binding arbitration.

“Lien” means any lien, pledge, charge, claim, mortgage, security interest, defect in title, preemptive right, vesting limitation, community or marital property interest, right of first offer, notice, negotiation or refusal, transfer restriction of any kind or other encumbrance of any sort.

“LLP Interest” means a limited liability partnership interest in Casebia.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Loss” means any claim, action, proceeding, loss, damage (excluding punitive damages except in the case of a third-party claim), cost, interest, award, judgment, penalty, Tax, and expense, including reasonable attorneys’ and consultants’ fees and expenses and including any such reasonable out-of-pocket expenses incurred in connection with investigating, defending against or settling any of the foregoing, in each case, whether arising from a third-party or a direct claim.

“Management Board” means the Management Board of Casebia.

“Master Confidentiality Agreement” means the Master Confidentiality Agreement among the Parties in substantially the form attached hereto as Exhibit D.

“Party” means Bayer, Casebia or CRISPR.

“Permit” means all consents, licenses, permits, grants, agreements and authorizations required by any Governmental Authority to lawfully operate the Business (including any pending applications for such all consents, licenses, permits, grants, agreements and authorizations).

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative or governmental body.

“Resignation Letter” means an executed letter of resignation in substantially the form attached hereto as Exhibit E from each member of the Management Board appointed by Bayer, effective as of the Closing, in his or her capacity as a member of the Management Board, a member of the governing body of any Subsidiary of Casebia and/or as an officer of Casebia and/or any Subsidiary of Casebia.

“Retirement Amount” means (a) $22,000,000 minus (b) the Initial Expense Deduction.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, cooperative, association or other organization (including any branch), whether incorporated or unincorporated, which is directly or indirectly controlled by such Person, whether through ownership of securities or otherwise.

“Tax” or “Taxes” means any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties (including stamp duty), fees, impositions of any kind whatsoever including taxes based upon or measured by gross receipts, income, profits, gains, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, environmental, employment, unclaimed property, escheat, excise and property taxes as well as public imposts, and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed with respect to such amounts.

“Tax Returns” means any return, declaration, report, statement, information statement or other document filed or required to be filed with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments, schedules or supplements of any of the foregoing.

“Transactions” means the Retirement and the other transactions contemplated hereby or by any Ancillary Agreement.

“Transaction Documents” has the meaning set forth in the JV Termination Agreement.

“Willful Breach” means (a) a breach of a representation or warranty contained in Article III or Article IV of this Agreement that the breaching Person knows is a misrepresentation of such representation or warranty or (b) a breach of a covenant contained in this Agreement that the breaching Person knows is a breach of such covenant.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article II

RETIREMENT

2.1Retirement.

(a)Retirement of Bayer. Bayer will cease to be a member of Casebia with effect from Closing (the “Retirement”).

(b)Notification of retirement. CRISPR will notify the registrar of companies of the change in membership of Casebia within 14 days after the Closing Date.

(c)Capital and Goodwill. With effect from Closing, all of the interest of Bayer in Casebia, the Goodwill and the assets of Casebia will be transferred to and accrued to CRISPR.

(d)Payments to Bayer.  Casebia will pay to Bayer the Retirement Amount and the payment thereof will be made on the Closing Date by wire transfer of immediately available funds in accordance with wire instructions delivered by Bayer to Casebia at least [***] Business Days prior to the Closing. The Retirement Amount will be paid in full consideration for the Retirement and Bayer will not be entitled to any further payment(s), nor will have any further liability other than as expressly contemplated hereunder, in respect of any capital credited to its Capital Account (as defined in the LLP Agreement), any undrawn balance of its profit share as of Closing credited to its Current Account (as defined in the LLP Agreement) or otherwise pursuant to the terms of the LLP Agreement.

(e)Withholding. Casebia (or any of its agents or Affiliates, as the case may be) will be entitled to deduct and withhold from any payment pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other applicable Tax Law. To the extent amounts are so withheld and remitted to the applicable Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of whom the withholding was made.

2.2Closing.  The Retirement (the “Closing”) will take place remotely on the date hereof (the “Closing Date”) via the exchange of documents and signature pages or at such location as Bayer and CRISPR agree.

2.3Interim Period Expenses.

(a)On or before the Closing Date, Casebia will have prepared in good faith and delivered to CRISPR and Bayer its good faith estimate of the Interim Period Expenses (the “Estimated Interim Period Expenses”).  The Interim Period Expenses will be prepared in accordance with GAAP. Casebia will also provide reasonable detail supporting such calculation. Following receipt of the Estimated Interim Period Expenses, Casebia will permit CRISPR and Bayer and their respective representatives at all reasonable times and upon reasonable notice to review Casebia’s books and records relating to the determination of the Estimated Interim Period Expenses, and Casebia will make reasonably available its representatives responsible for the preparation of the Estimated Interim Period Expenses in order to respond to the reasonable inquiries of CRISPR or Bayer.  Prior to Closing, the Parties will discuss in good faith the computation of the Estimated Interim Period Expenses and make any alterations thereto as mutually agreed by CRISPR and Bayer (and otherwise, the Estimated Interim Period Expenses will be estimate for such amount as provided by Casebia).

(b)As promptly as practicable, but no later than [***] days after the Closing Date, CRISPR will prepare and deliver to Bayer its calculation of the Interim Period Expenses (the “Adjusted Interim Period Expenses”).  Unless Bayer delivers the Dispute Notice within [***] days after receipt of the Adjusted Interim Period Expenses, the Adjusted Interim Period Expenses will be deemed the “Final Interim Period Expenses”, which will be binding upon CRISPR and Bayer and will not be subject to dispute or review. If Bayer disagrees with the calculation of the Adjusted Interim Period Expenses, Bayer

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

may, within [***] days after receipt thereof, notify CRISPR in writing (the “Dispute Notice”), which Dispute Notice will provide reasonable detail of the nature of each disputed item in the calculation of the Adjusted Interim Period Expenses, and Bayer will be deemed to have agreed with all other items and amounts contained in the calculation of the Adjusted Interim Period Expenses delivered pursuant to this Section 2.3(b).  If Bayer timely delivers a Dispute Notice to CRISPR, CRISPR and Bayer will first use commercially reasonable efforts to resolve such dispute between themselves and, if CRISPR and Bayer are able to resolve such dispute, the Adjusted Interim Period Expenses will be revised to the extent necessary to reflect such resolution and will be deemed the “Final Interim Period Expenses”, which will be conclusive and binding upon Bayer and CRISPR and will not be subject to dispute or review.  If CRISPR and Bayer are unable to resolve the dispute within [***] days after receipt by CRISPR of the Dispute Notice, CRISPR and Bayer will submit the dispute to a nationally recognized independent accounting firm selected by CRISPR and Bayer which will not have been engaged for any material matter, directly or indirectly, by any Party within the preceding two years (the “Accountant”).  The Accountant will be directed to act as an expert and not an arbiter and will be directed to determine only those items that remain in dispute on the calculation of the Interim Period Expenses.  Each of CRISPR and Bayer will furnish to the Accountant such workpapers and other documents and information relating to such objections as the Accountant may reasonably request and are available to that Party or its Affiliates (or its independent public accountants) and will be afforded the opportunity to present to the Accountant any material relating to the determination of the matters in dispute and to discuss such determination with the Accountant.  Each of CRISPR and Bayer will assign a value to each disputed item and the Accountant will determine each disputed item separately (based on the determination that most closely complies with the terms of this Agreement), but will not assign a value to any disputed item that is greater than the greatest value for such disputed item assigned to it by Bayer or CRISPR or less than the smallest value for such disputed item assigned to it by Bayer or CRISPR.  Promptly, but no later than [***] days after engagement, the Accountant will deliver a written report to CRISPR and Bayer in English as to the resolution of the disputed items and the resulting calculation of the Interim Period Expenses.  The calculations of the Interim Period Expenses, to the extent disputed, as determined by the Accountant will be deemed the final calculation thereof and the “Final Interim Period Expenses”, which will be conclusive and binding upon Bayer and CRISPR and will not be subject to dispute or review.  The fees and expenses of the Accountant in connection with the resolution of disputes pursuant to this Section 2.3(b) will be shared by the parties in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Bayer and CRISPR.  CRISPR and Bayer agree that they will, and agree to cause their respective representatives and independent accountants to, cooperate and assist in the preparation of the Final Interim Period Expenses and in the conduct of the reviews referred to in this Section 2.3(b), including the making promptly available to the extent necessary of books, records, work papers and personnel.

(c)The Retirement Amount will be adjusted, dollar for dollar, upwards to the extent that the Adjustment Amount is negative and downwards to the extent the Adjustment Amount is positive. Within [***] Business Days following the determination of the Final Interim Period Expenses, (A) if the Adjustment Amount is positive, Bayer will promptly pay Casebia in cash an amount equal to the Adjustment Amount by wire transfer of immediately available funds to a bank account designated in writing by Casebia, and (B) if the Adjustment Amount is negative, Casebia will promptly pay Bayer in cash an amount equal to the Adjustment Amount by wire transfer of immediately available funds to a bank account designated in writing by Bayer.

2.4Closing Deliveries.

(a)Closing Deliveries of CRISPR AG.  At the Closing, CRISPR AG will have delivered or caused to be delivered to Bayer:

(i)executed counterparts to each Ancillary Agreement to which CRISPR or any of its pre-Closing Affiliates is a party.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(b)Closing Deliveries of Bayer.  At the Closing, Bayer will have delivered or caused to be delivered to CRISPR:

(i)executed counterparts to each Ancillary Agreement to which Bayer or any of its pre-Closing Affiliates is a party;

(ii)a properly executed copy of IRS Form W-9 from Bayer certifying that Bayer is a U.S. person and is exempt from backup withholding;

(iii)an executed Resignation Letter from each member of the Management Board appointed by Bayer; and

(iv)if applicable, evidence of a release of any and all Liens against the Bayer LLP Interest in form and substance reasonably acceptable to CRISPR.

(c)Closing Deliveries of Casebia.  At the Closing, Casebia will have delivered or caused to be delivered to Bayer and CRISPR:

(i)the Retirement Amount to Bayer;

(ii)executed counterparts to each Ancillary Agreement to which Casebia or any of its pre-Closing Affiliates is a party; and

(iii)certificates of good standing for Casebia and each of its Subsidiaries dated as of a reasonable date prior to the Closing Date by the applicable Governmental Authority in the jurisdiction of organization of each such Person.

2.5Variation of the LLP Agreement.  The LLP Agreement will be amended as set out in the Deed of Amendment and Restatement.

Article III

REPRESENTATIONS AND WARRANTIES OF BAYER

Bayer hereby represents and warrants to CRISPR as of the date hereof:

3.1Authority and Enforceability.  Each of Bayer and its Affiliates has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions.  The execution and delivery by Bayer or any such Affiliate of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Bayer or such Affiliate.  This Agreement and any Ancillary Agreements to which Bayer or any such Affiliate is a party have been duly and validly authorized, executed and delivered by Bayer or such Affiliate and the obligations of Bayer or such Affiliate hereunder and thereunder are or will be, upon such execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against Bayer or such Affiliate in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

3.2No Conflict.

(a)The execution, delivery and performance by Bayer or any its Affiliates of this Agreement and any Ancillary Agreements to which Bayer or any of its Affiliates is a party, and the consummation of the Retirement or any other Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, or result in the creation of

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

any Lien upon the Bayer LLP Interest pursuant to, (i) any Contract or order to which Bayer or any of its Affiliates is subject or (ii) any Laws applicable to Bayer, its Affiliates or the Bayer LLP Interest, in each case, other than where such conflict, violation, default, right, acceleration, consent, approval or waiver would not be reasonably likely to, individually or in the aggregate, prevent, hinder or delay the consummation of any Transaction or otherwise prevent, hinder or delay performance by Bayer or any of its Affiliates of any of its material obligations under this Agreement or any Ancillary Agreement.

(b)No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, or with respect to, Bayer or any of its Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which Bayer or any of its Affiliates is a party, or the consummation of the Retirement and the other Transactions except for such filings and notifications as may be required under the HSR Act, or any other applicable federal, state or foreign Laws or other legal restraint designed to govern competition or prohibit, restrict or regulate actions with the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”), to be made by Bayer or any such Affiliate, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

3.3Title to Shares.  Bayer owns of record and beneficially all of the Bayer LLP Interest, and has good and valid title to the Bayer LLP Interest, free and clear of all Liens and, at Closing, will deliver to Casebia good and valid title to the Bayer LLP Interest, free and clear of all Liens.  Bayer and its Affiliates do not own, and do not have the right to acquire, directly or indirectly, any equity in Casebia or any of its Subsidiaries except as expressly provided for in the JV Agreement (which rights will terminate upon the execution and delivery of the JV Termination Agreement).  Bayer and its Affiliates are not a party to any option, warrant, purchase right, or other Contract or commitment that could require Bayer or such Affiliate to sell, transfer, or otherwise dispose of any LLP Interest (other than this Agreement).  Bayer and its Affiliates are not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity in Casebia or any Subsidiary thereof.

3.4Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Bayer or any of its Affiliates.

3.5Liabilities.  Bayer or any of its Affiliates have [***] of (i) any Liabilities that did not arise in bona fide arm’s length transactions in the ordinary course of Business or (ii) any fraud, or any Willful Breach of any provision of this Agreement, by Casebia, any of its Affiliates or any representatives thereof.

3.6No Other Representation and Warranties.  Except for the representations and warranties contained in this Article III, neither Bayer nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Bayer, or any representation or warranty arising from statute or otherwise at Law with respect to Bayer.

Article IV

REPRESENTATIONS AND WARRANTIES OF CRISPR AG

CRISPR AG hereby represents and warrants to Bayer as of the date hereof:

4.1Authority and Enforceability.  Each of CRISPR AG and its Affiliates has all requisite power and authority to enter into this Agreement and any Ancillary Agreements to which it is a party and to consummate the Transactions.  The execution and delivery by CRISPR AG or any such Affiliate of this Agreement and any Ancillary Agreements to which it is a party and the consummation of the Transactions have been duly and validly authorized by all necessary corporate action on the part of CRISPR AG or such Affiliate.  This Agreement and any Ancillary Agreements to which CRISPR AG or any such Affiliate is a party have been duly and validly authorized, executed and delivered by CRISPR AG or such Affiliate and the obligations of CRISPR AG or such Affiliate hereunder and thereunder are or will be, upon such

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

execution and delivery (and assuming due authorization, execution and delivery by the other parties hereto and thereto), valid, legally binding and enforceable against CRISPR AG or such Affiliate in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).

4.2No Conflict.

(a)The execution, delivery and performance by CRISPR AG or any its Affiliates of this Agreement and any Ancillary Agreements to which CRISPR AG or any of its Affiliates is a party, and the consummation of the Retirement or any other Transactions will not conflict with or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of notice or termination, cancellation, modification or acceleration of any right or obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any Contract or order to which CRISPR AG or any of its Affiliates is subject or (ii) any Laws applicable to CRISPR AG or its Affiliates, in each case, other than where such conflict, violation, default, right, acceleration, consent, approval or waiver would not be reasonably likely to, individually or in the aggregate, prevent, hinder or delay the consummation of any Transaction or otherwise prevent, hinder or delay performance by CRISPR AG or any of its Affiliates of any of its material obligations under this Agreement or any Ancillary Agreement.

(b)No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by, or with respect to, CRISPR AG or any of its Affiliates in connection with the execution and delivery of this Agreement or the Ancillary Agreements to which CRISPR AG or any of its Affiliates is a party, or the consummation of the Retirement and the other Transactions except for such filings and notifications as may be required under the HSR Act or any other Antitrust Laws, to be made by CRISPR AG or any such Affiliate, and the expiration or early termination of any applicable waiting periods under the HSR Act or applicable foreign Antitrust Laws.

4.3Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of CRISPR AG or any of its Affiliates.

4.4Liabilities.  CRISPR AG or any of its Affiliates have [***] of (i) any Liabilities that did not arise in bona fide arm’s length transactions in the ordinary course of Business or (ii) any fraud, or any Willful Breach of any provision of this Agreement, by Casebia, any of its Affiliates or any representatives thereof.

4.5No Other Representation and Warranties.  Except for the representations and warranties contained in this Article IV, neither CRISPR AG nor any representative thereof has made or makes any other express or implied representation or warranty, either written or oral, on behalf of CRISPR AG, or any representation or warranty arising from statute or otherwise at Law with respect to CRISPR AG.

Article V

COVENANTS

5.1Confidentiality.  Each of the Parties hereby agrees that the disclosure of this Agreement, any Ancillary Agreement and the terms of this Agreement or any such Ancillary Agreement and the information obtained hereunder or pursuant to the negotiation and execution of this Agreement or any Ancillary Agreement or the consummation of the Transactions will be governed by the Master Confidentiality Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.2Public Disclosure.  Except as expressly contemplated herein or in any Ancillary Agreement, the Parties will not (and will not authorize any of its representatives to), directly or indirectly, issue any press release or make any other public announcement regarding the existence or subject matter of this Agreement or the Ancillary Agreements or the Transactions without the consent of CRISPR (in the case of Bayer or Casebia) or Bayer (in the case of CRISPR or Casebia); provided, however, that notwithstanding anything to the contrary set forth herein or therein, neither CRISPR nor Bayer will be restricted from making disclosures required by applicable securities Laws or under applicable stock exchange rules if such Party makes available to the other any such disclosure (solely to the extent it would have otherwise been restricted by Section 5.1) and considers in good faith the inclusion of any reasonable and timely comments provided by the nondisclosing party.

5.3Indemnification of Officers and Directors.

(a)Prior to the Closing Date, Casebia will have purchased and fully paid the premium (or include the premium payable as a Transaction Expense if not paid prior to the Closing) for directors’ and officers’ fiduciary liability run-off insurance (i.e. Casebia’s executive risk policy) which will provide run-off coverage for [***] years following the Closing Date, which will by its terms survive the Closing, having limits, terms and conditions no less favorable than the terms of such insurance policy currently maintained by Casebia and Casebia will to cause such insurance to be bound not later than the Closing Date.

(b)The indemnification provisions applicable to directors and managers of Casebia as set forth in the organizational documents of Casebia as of the date hereof are incorporated herein by reference as if set forth herein in full. CRISPR agrees that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director and manager of Casebia (the “D&O Indemnified Parties”) provided for therein will continue for the full duration of the statute of limitations or [***] years, whichever is shorter (or during the continuation of any claim which was asserted during such time period). Nothing set forth herein will require the maintenance or continuation of any provision of the organizational documents of Casebia by CRISPR or any of its successors, and it is intended that this Section 5.3(b) is a full and complete alternative in lieu thereof.

(c)The obligations under this Section 5.3 will not be terminated or modified in such a manner as to adversely affect Bayer without the prior written consent of Bayer (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.3 applies will be third party beneficiaries of this Section 5.3 and will be entitled to enforce the covenants contained herein).

5.4Release.

(a)Effective for all purposes as of the Closing, Bayer acknowledges and agrees, on behalf of itself and each of its Affiliates, representatives, heirs, successors, assigns and agents (each, a “Bayer Releasor”), that Bayer, on behalf of itself and the other Bayer Releasors, hereby irrevocably and unconditionally releases CRISPR and its Affiliates (including Casebia and its Subsidiaries), and their respective Affiliates, successors and assigns, present or former directors, managers, partners officers, employees, and agents, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to CRISPR’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, any rights or assets of, Casebia or any of its Subsidiaries or any Contract entered into in connection with the JV Agreement, other than claims arising from rights of Bayer under this Agreement and the Ancillary Agreements (collectively, “Bayer Claims”).  Bayer represents and acknowledges that it has read this release and understands its terms and has been given an opportunity to ask questions of Casebia’s and CRISPR’s representatives, and to consult with independent legal counsel of its own choosing.  Bayer further represents that in signing this release it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of CRISPR or anyone else with regard to the subject matter, basis or effect of this release or otherwise.  Bayer

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any released party or Bayer Releasor of any improper or unlawful conduct.  Bayer, on behalf of itself and the other Bayer Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the released parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. This release may be pleaded by any released party as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement.  In the event any claim is brought or maintained by a Bayer Releasor against any released party in violation of this Agreement, Bayer will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the released parties in defending same. Bayer expressly acknowledges that the release contained herein applies to all Bayer Claims, regardless of whether such Bayer Claims are known or unknown, suspected or unsuspected, existing or prospective, and include claims which, if known by the releasing party, might materially affect its decision to enter into this Section 5.4(a).  Bayer has considered and taken into account the possible existence of such Bayer Claims in determining to execute and deliver this Agreement.

(b)Effective for all purposes as of the Closing, each of CRISPR and Casebia acknowledges and agrees, on behalf of itself and each of its Affiliates, representatives, heirs, successors, assigns and agents (each, a “CRISPR Releasor”), that it, on behalf of itself and the other CRISPR Releasors, hereby irrevocably and unconditionally releases Bayer and its Affiliates, and their respective Affiliates, successors and assigns, present or former directors, managers, partners officers, employees, and agents, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages or causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys’ fees and costs incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, existing or prospective, relating to Bayer’s investment in, ownership of any securities in, any rights to proceeds upon the sale of, any rights or assets of, Casebia or any of its Subsidiaries or any Contract entered into in connection with the JV Agreement, other than claims arising from rights of CRISPR or Casebia under this Agreement and the Ancillary Agreements (collectively, “CRISPR Claims”).  Each of CRISPR and Casebia represents and acknowledges that it has read this release and understands its terms and has been given an opportunity to ask questions of Bayer’s representatives, and to consult with independent legal counsel of its own choosing.  Each of CRISPR and Casebia further represents that in signing this release it does not rely, and has not relied, on any representation or statement not set forth in this release made by any representative of Bayer or anyone else with regard to the subject matter, basis or effect of this release or otherwise.  Each of CRISPR and Casebia hereby acknowledges and agrees that neither the release provided hereunder nor the furnishing of the consideration for the release given hereunder will be deemed or construed at any time to be an admission by any released party or CRISPR Releasor of any improper or unlawful conduct.  Each of CRISPR and Casebia, on behalf of itself and the other CRISPR Releasors, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim, or commencing, instituting or causing to be commenced, any action, proceeding, charge, complaint, or investigation of any kind against any of the released parties, in any forum whatsoever (including any administrative agency), that is based upon any claim purported to be released hereunder. This release may be pleaded by any released party as a full and complete defense regarding any matter purported to be released hereby and may be used as the basis for an injunction against any action at law or equity instituted or maintained against them regarding such matter in violation of this Agreement.  In the event any claim is brought or maintained by a CRISPR Releasor against any released party in violation of this Agreement, CRISPR will be responsible for all costs and expenses, including reasonable attorneys’ fees, incurred by the released parties in defending same. Each of CRISPR and Casebia expressly acknowledges that the release contained herein applies to all CRISPR Claims, regardless of whether such CRISPR Claims are known or unknown, suspected or unsuspected, existing or prospective, and include claims which, if known by the releasing party, might materially affect its decision to enter into this Section 5.4(b).  Each of CRISPR and Casebia has considered and taken into account the possible existence of such CRISPR Claims in determining to execute and deliver this Agreement.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

5.5Post-Retirement Restriction.

(a)Bayer and its Affiliates will not, nor will it permit any of its Affiliates to, directly or indirectly, for a period of [***] after the Closing Date, contact, solicit or approach for the purpose of offering employment to, or hire (whether as an employee, consultant, agent, independent contractor or otherwise), the individuals set forth on Schedule II hereto; provided, however, that the foregoing clause will not prohibit Bayer or its Affiliates from making a general solicitation not targeting any such employee or consultant.

(b)Bayer, for itself and on behalf of its Affiliates, agrees that the scope of the restrictive provisions set forth in this Section 5.5 are reasonable with respect to subject matter, time and scope and that the provisions contained in this Section 5.5 are a material inducement to CRISPR’s and Casebia’s entering into this Agreement and but for the provisions contained in this Section 5.5, CRISPR and Casebia would not have entered into this Agreement.  In the event that any court determines that the subject matter, duration or geographic scope, or all of the foregoing, is unreasonable and that such provision is to that extent unenforceable, CRISPR and Bayer, for itself and on behalf of each of its Affiliates, agree that the provision will remain in full force and effect for the greatest time period and for the broadest subject matter and in the greatest area, as the case may be, that would not render it unenforceable.  It is specifically understood and agreed that any breach of the provisions of this Section 5.5 by Bayer or any of its Affiliates will result in irreparable injury to CRISPR, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy it may have, CRISPR will be entitled to enforce the specific performance of this Section 5.5 by Bayer and its Affiliates through both temporary and permanent injunctive relief without the necessity of proving actual damages and without posting a bond, but without limitation of CRISPR’s right to damages and any and all other remedies available to CRISPR, it being understood that injunctive relief is in addition to, and not in lieu of, such other remedies.  Should Bayer or any of its Affiliates breach Section 5.5(a), the term of the restrictions set forth in Section 5.5(a) will be tolled by the duration of such breach.  Bayer acknowledges and agrees that it has received, or is receiving, substantial consideration in connection with the Transactions. No breach by CRISPR or any of its Affiliates of any contractual or other obligations it or they have to Bayer will constitute a defense, or a limitation of, the enforcement of this Section 5.5 against Bayer. If Bayer violates this Section 5.5, in addition to all other remedies available to CRISPR at law, in equity, and under contract, Bayer agrees that Bayer will pay CRISPR’s costs of enforcement of this Section 5.5, including reasonable attorneys’ fees and expenses.

Article VI

CONDITIONS TO RETIREMENT

6.1Conditions to Closing.  The respective obligations of CRISPR, Casebia and Bayer to effect the Retirement and the other Transactions that are contingent on the occurrence of the Retirement will be subject to the satisfaction or written waiver, at or prior to the Closing, of the following conditions:

(a)No Order.  No Governmental Authority will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Retirement, this Agreement, any of the Ancillary Agreements or any of the Transactions illegal or otherwise prohibiting or preventing the consummation of the Retirement, this Agreement, any of the Ancillary Agreements or any of the Transactions.

(b)No Injunctions; Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Retirement, this Agreement, any of the Ancillary Agreements or any of the Transactions will be in effect.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)Litigation.  There will be no action, suit, claim, order, injunction or proceeding of any nature pending, or threatened, against any Party, their respective properties or assets or any of their respective Affiliates, officers, partners, managers or directors arising out of, or in any way connected with, the Retirement, this Agreement, any Ancillary Agreements or the other Transactions or otherwise, in each case seeking any of the results set forth in Section 6.1(a) or Section 6.1(b).

6.2Conditions to Obligations of CRISPR.  The obligation of CRISPR to effect the Retirement and the other Transactions that are contingent on the occurrence of the Retirement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by CRISPR:

(a)Representations, Warranties and Covenants.  (i) Each of the representations and warranties contained in Article III of this Agreement are true and correct as of the date hereof, except for those representations and warranties that refer to facts existing at a specific date, which will be true, correct and complete in all material respects (without giving effect to “material” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) Bayer and each of its Affiliates have performed and complied in all material respects with all covenants and obligations under this Agreement and any Ancillary Agreement to which such Person is a party that are required to be performed and complied with by such Person as of or prior to the Closing.

(b)Estimated Interim Period Expenses.  CRISPR will have received from Casebia the Estimated Interim Period Expenses pursuant to and in accordance with Section 2.3(a).

(c)Closing Deliveries. Each of the deliverables to CRISPR contemplated by Section 2.4 will have been delivered to CRISPR.

6.3Conditions to Obligations of Bayer.  The obligation of Bayer to effect the Retirement and the other Transactions that are contingent on the occurrence of the Retirement will be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Casebia:

(a)Representations, Warranties and Covenants.  (i) Each of the representations and warranties contained in Article IVIV of this Agreement are true and correct as of the date hereof, except for those representations and warranties that refer to facts existing at a specific date, which will be true, correct and complete in all material respects (without giving effect to “material” or any other materiality qualifications in such representations and warranties) as of such date; and (ii) CRISPR and each of its Affiliates have performed and complied in all material respects with all covenants and obligations under this Agreement and the Ancillary Agreements to which such Person is a party that are required to be performed and complied with by such Person as of or prior to the Closing.

(b)Closing Deliveries. Each of the deliverables to Bayer contemplated by Section 2.4 will have been delivered to Bayer.

(c)Estimated Interim Period Expense.  Bayer will have received from Casebia the calculation of the Estimated Interim Period Expenses pursuant to and in accordance with Section 2.3(a).

Article VII

TAX MATTERS

7.1Tax Returns.  CRISPR will prepare or cause to be prepared, and CRISPR will file or cause to be filed, all Tax Returns of Casebia and any Subsidiary of Casebia for any taxable period ending on or before the Closing Date and any Straddle Period. All such Tax Returns will be prepared in accordance with existing procedures, practices and accounting methods of Casebia and its Subsidiaries unless otherwise required by applicable Law. Any such Tax Returns for a taxable period of Casebia that ends on or before the Closing Date or a Straddle Period and for which items of income, deduction, credit, gain or loss are passed through to Bayer and CRISPR will be provided to Bayer for its review and comment, at [***] days prior to the due date (with extension) for such Tax Return.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.2Tax Contests.  CRISPR will notify Bayer within [***] days upon the receipt of any notice, or becoming aware, of any material audit or other similar examination with respect to Taxes relating to Casebia and/or Subsidiaries of Casebia for which Bayer would reasonably be expected to be liable pursuant to this Agreement or that relates to a Tax Return of Casebia and/or Subsidiaries of Casebia for which items of income, deduction, credit, gain or loss are passed through to Bayer and CRISPR (a “Tax Contest”); provided, however, that no failure or delay of CRISPR in providing such notice will reduce or otherwise affect the obligations of Bayer pursuant to this Agreement, except to the extent that Bayer is materially and adversely prejudiced as a result of such failure or delay.  CRISPR will control, and cause the applicable Subsidiary of Casebia to control, the conduct of any Tax Contest; provided, however, that (x) Bayer, at its own cost and expense, will have the right to participate in any such Tax Contest and (y) CRISPR will not settle any such Tax Contest without Bayer’s prior written consent, not to be unreasonably withheld, conditioned or delayed. Notwithstanding anything in this Agreement to the contrary, (i) the parties will not be permitted to make any election pursuant to Section 1101(g)(4) of P.L. 144-74 (2015) or Treasury Regulations Section 301.9100-22 (or, in each case, any corresponding or similar provision of state or local applicable Law or any Treasury Regulations promulgated with respect thereto) in connection with any Tax Contest or other filing or amendment of any Tax Return of Casebia or any Subsidiary of Casebia, in each case, with respect to any taxable period ending on or before December 31, 2017, (ii) with respect to any U.S. federal and state and local income Tax Returns for Casebia or any Subsidiary of Casebia for any taxable period beginning after December 31, 2017 and ending on or before the Closing Date or any Straddle Period, CRISPR will be permitted to make, to the maximum extent permitted under applicable Law, the election described in Code Section 6221(b) on such Tax Returns (and any similar or corresponding election for any such Tax Returns for state and local jurisdictions) (collectively, the “Audit Opt Out Election”) and (iii) if the Audit Opt Out Election is not available, CRISPR will be permitted to cause Casebia and/or Subsidiaries of Casebia to make a Code Section 6226 “push out” election with respect to any “imputed underpayment” relating to any settlement or compromise in connection with any Tax Contest.

7.3Straddle Periods. In the case of any Straddle Period, the amount of any Taxes of Casebia and any Subsidiary of Casebia (a) based on or measured by income or receipts, sales or use, employment or withholding for the portion of any Straddle Period ending on the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity or “controlled foreign corporation” within the meaning of the Code in which the Casebia or any Subsidiary of Casebia holds a beneficial interest will be deemed to terminate at such time) and (b) the amount of other Taxes of the Companies for the portion of any Straddle Period ending on the Closing Date will be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Straddle Period prior to and including the Closing Date and the denominator of which is the number of days in such Straddle Period; provided, however, that for purposes of the above calculation, the amount of such Tax for the entire period shall exclude any amount of Tax attributable to a transaction outside the ordinary course of business and occurring after the Closing.

7.4Tax Cooperation.  Bayer, CRISPR, Casebia and any Subsidiary of Casebia will (and will cause their respective Affiliates to) (a) assist in the preparation and timely filing of any Tax Return of Casebia and any Subsidiary of Casebia, (b) assist in any audit, examination or other action with respect to Taxes or Tax Returns of Casebia and any Subsidiary of Casebia, (c) make available any information, records or other documents relating to any Taxes or Tax Returns of Casebia and any Subsidiary of Casebia, and (d) provide any information necessary or reasonably requested to allow Casebia and any Subsidiary of Casebia to comply with any information reporting or withholding requirements contained in the Code or other applicable Law.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

7.5Transfer Taxes.  All sales, use, transfer, value added, goods and services, gross receipts, excise, conveyance and documentary, stamp, recording, registration, conveyance and similar Taxes incurred in connection with the Retirement, including penalties and interest (“Transfer Taxes”), will be deemed an Interim Period Expense. Bayer will timely file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and CRISPR will join in the execution of any such Tax Returns to the extent required by applicable Law.

7.6Retirement Price Allocation. As soon as reasonably practicable following the Closing Date, CRISPR will deliver a schedule to Bayer allocating the Retirement Amount (together with any assumed liabilities and other relevant items) amongst the assets of Casebia and its Subsidiaries (the “Retirement Price Allocation Schedule”). The Retirement Price Allocation Schedule will be prepared in accordance with the rules under Code Sections 741, 755 and 1060 and the Treasury Regulations promulgated thereunder.  CRISPR will prepare and deliver to Bayer, from time to time, revised or supplemental copies of the Retirement Price Allocation Schedule (the “Revised Retirement Price Allocation Schedule”) so as to report any matters on the Retirement Price Allocation Schedule that need updating or as may be required by applicable Law.  All Parties will file all Tax Returns, including any forms or reports required to be filed pursuant to applicable Law and will take all Tax positions consistent with the Retirement Price Allocation Schedule and any Revised Retirement Price Allocation Schedule.

7.7Tax Treatment. For all U.S. federal, and applicable state, income Tax purposes, Bayer, CRISPR and Casebia will treat (i) Casebia’s purchase of the Bayer LLP Interest as a distribution by Casebia to Bayer pursuant to Code Section 731 following which Bayer has no continuing partnership interest in Casebia and (ii) a termination of Casebia pursuant to Code Section 708(b)(1), and, in each case, will not take any Tax position to the contrary on any Tax Return, in any proceeding or audit, or otherwise.

Article VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

8.1Survival of Representations and Warranties.  The representations and warranties of Bayer and CRISPR AG contained in Article III and Article IV, respectively, and in any certificate delivered in connection herewith, will survive the execution hereof until [***] days following the expiration of the statute of limitations applicable to the subject matter thereof (the “Survival Date”); provided, however, that in the event of any fraud or Willful Breach, any claim relating thereto will survive without limitation. The covenants and indemnities (other than for breach of representation and warranties as provided for in the prior sentence) of a Party will survive until [***] days following the expiration of the statute of limitations applicable to the subject matter thereof (or such longer period as specified in the applicable covenant).  If an Officer’s Certificate asserting a claim for indemnification hereunder, (i) in the case of representations and warranties that survive until the Survival Date, on or before the Survival Date, (ii) in the case of any representation or warranty, before the date on which such representation or warranty ceases to survive, or (iii) in the case of the covenants and indemnities (other than for breach of representation and warranties as provided for in the clauses (i) and (ii)), before the date on which such covenant or indemnity ceases to survive, then the claims arising in connection with such Officer’s Certificate will survive for the benefit of all Indemnified Parties beyond the expiration of the applicable survival period for such representation, warranty, covenant or indemnity until such claims are fully and finally resolved.  The Parties further acknowledge that the time periods set forth in this Section 8.1 for the assertion of claims under this Agreement are the result of arms’ length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the Parties.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.2Indemnification.

(a)Subject to the provisions of this Article VIII, from and after the Closing, Bayer agrees to indemnify and hold harmless each CRISPR Indemnified Party from and against, and will compensate and reimburse each CRISPR Indemnified Party for, all Losses incurred or sustained by the CRISPR Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i)any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty in (A) Article III as of the date of this Agreement (or, for any such representation or warranty made as of a specified date, any failure to be true and correct as of such date) or (B) any certificate delivered by Bayer pursuant to this Agreement;

(ii)any failure (or an allegation that would amount to a failure in the case of a third party claim) by Bayer, any of its Affiliates or any representative thereof to perform or comply with any covenant or agreement applicable to Bayer, such Affiliate or such representative contained in this Agreement;

(iii)any fraud, or any Willful Breach of any provision of this Agreement, by Bayer, any of its Affiliates or any representative thereof;

(iv)any claims or threatened claims by or purportedly on behalf of any holder or former holder of any portion of the Bayer LLP Interests, or in respect of any rights to acquire the Bayer LLP Interests, or any claims or threatened claims by any Person claiming to have rights to any portion of the consideration payable to Bayer hereunder; and

(v)any amounts owing to Casebia pursuant to Section 2.3(c).

(b)Subject to the provisions of this Article VIII, from and after the Closing, CRISPR AG agrees to indemnify and hold harmless each Bayer Indemnified Party from and against, and will compensate and reimburse each Bayer Indemnified Party for, all Losses incurred or sustained by the Bayer Indemnified Parties, or any of them, directly or indirectly, arising under, in connection with or as a result of any of the following:

(i)any breach (or an allegation that would amount to a breach in the case of a third party claim) of a representation or warranty in (A) Article IV as of the date of this Agreement or, for any such representation or warranty made as of a specified date, any failure to be true and correct as of such date) or (B) any certificate delivered by CRISPR AG or Casebia pursuant to this Agreement;

(ii)any failure (or an allegation that would amount to a failure in the case of a third party claim) by CRISPR AG, any of its Affiliates (including Casebia and its Subsidiaries solely for failures that occur following the Closing) or any representative thereof to perform or comply with any covenant or agreement applicable to CRISPR AG, such Affiliate or such representative contained in this Agreement;

(iii)any fraud, or any Willful Breach of any provision of this Agreement, by CRISPR AG, any of its Affiliates (including Casebia and its Subsidiaries solely for fraud or Willful Breaches that occur following the Closing) or any representative thereof; and

(iv)any amounts owing to Bayer pursuant to Section 2.3(c).

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

(c)For the purpose of this Article VIII only, when determining the amount of Losses suffered by an Indemnified Party as a result of any breach or inaccuracy of any representation or warranty set forth in this Agreement that is qualified or limited in scope as to material or any other materiality qualifications or limitations, such representation or warranty will be deemed to be made or given without such qualification or limitation.

(d)Bayer will not have any right of contribution, indemnification or right of advancement from CRISPR, Casebia or any of their respective Affiliates with respect to any Loss claimed by a CRISPR Indemnified Party.

(e)The Parties have agreed that the Indemnified Parties’ rights to indemnification, compensation and reimbursement contained in this Article VIII relating to the representations, warranties, covenants, indemnities and obligations of the Parties are part of the basis of the bargain contemplated by this Agreement; and such representations, warranties, covenants, indemnities and obligations, and the rights and remedies that may be exercised by the Indemnified Parties with respect thereto, will not be waived, limited or otherwise affected by or as a result of (and the Indemnified Parties will be deemed to have relied upon such representations, warranties, covenants or obligations notwithstanding) any knowledge on the part of any of the Indemnified Parties or any of their representatives (regardless of whether obtained through any investigation by any Indemnified Party or any representative of any Indemnified Party or through disclosure by any Person, and regardless of whether such knowledge was obtained before or after the execution and delivery of this Agreement) or by reason of the fact that a an Indemnified Party or any of its representatives knew or should have known that any representation or warranty is or might be inaccurate or untrue.

(f)This Article VIII will constitute the exclusive remedy after the Closing for recovery of Losses by the Indemnified Parties as a result of the indemnifiable matters specified in Section 8.2(a) and Section 8.2(b), provided, that notwithstanding anything herein to the contrary, nothing in this Agreement will limit the rights or remedies of an Indemnified Party (i) in the case of fraud or Willful Breach; (ii) against a signatory to an Ancillary Agreement for matters relating to such Ancillary Agreement (other than the certificates delivery by a Party in connection with the Closing); or (iii) with respect to specific performance, injunctive and other equitable relief.

8.3Maximum Payments; Remedy.

(a)The CRISPR Indemnified Parties will not be entitled to any recovery resulting from Section 8.2(a) (except as provided for below) until such time (if at all) as the total amount of all Losses that have been suffered or incurred by any one or more of such CRISPR Indemnified Parties with respect to such matters exceeds [***] in the aggregate; and in such event, the CRISPR Indemnified Parties will be entitled to be indemnified against and compensated and reimbursed to the extent all Losses from the first Dollar thereof; provided, that the limitations set forth in this Section 8.3(a) will not apply to any indemnification claims relating to any breach (or an allegation that would amount to a breach in the case of a third party claim) of any representation or warranty that involves fraud or Willful Breach.

(b)The maximum amount that the CRISPR Indemnified Parties may recover from Bayer under Section 8.2(a), except for the matters contemplated to be excluded from the limitations of this Article VIII as set forth under Section 8.2(f) (for which no cap on recovery will apply), will be limited to an amount equal to [***]. The maximum amount that the Bayer Indemnified Parties may recover from CRISPR AG under Section 8.2(b), except for the matters contemplated to be excluded from the limitations of this Article VIII as set forth under Section 8.2(f) (for which no cap on recovery will apply), will be limited to an amount equal to [***].

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.4Claims for Indemnification; Resolution of Conflicts.

(a)Making a Claim for Indemnification; Officer’s Certificate.  An Indemnified Party may seek recovery of Losses pursuant to this Article VIII by delivering to CRISPR AG or Bayer, as applicable, an Officer’s Certificate in respect of such claim.  The date of such delivery of an Officer’s Certificate is referred to herein as the “Claim Date” of such Officer’s Certificate (and the claims for indemnification contained therein).  For purposes hereof, “Officer’s Certificate” means a certificate signed by any authorized representative of an Indemnified Party (or, in the case of an Indemnified Party who is an individual, signed by such individual) stating that an Indemnified Party has paid, sustained, incurred, or accrued, or reasonably anticipates that it will have to pay, sustain, incur or accrue Losses and including, to the extent reasonably practicable, a non-binding, preliminary estimate of the amounts of such Losses; provided, that the Officer’s Certificate need only specify such information to the knowledge of such officer or such Indemnified Party as of the Claim Date, will not limit any of the rights or remedies of any Indemnified Party, and may be updated and amended from time to time by the Indemnified Party by delivering an updated or amended Officer’s Certificate to Bayer or CRISPR AG, as applicable.

(b)Objecting to a Claim for Indemnification.

(i)Bayer or CRISPR AG, as applicable, may object, in whole or in part, to a claim for indemnification set forth in an Officer’s Certificate by delivering to the Indemnified Party seeking indemnification a written statement of objection to the claim made in the Officer’s Certificate (an “Objection Notice”); provided, however, that, to be effective, such Objection Notice must (A) be delivered to the Indemnified Party pursuant to Section 10.1 prior to 5:00 p.m. Boston time on the [***] day following the Claim Date of the Officer’s Certificate (such deadline, the “Objection Deadline” for such Officer’s Certificate and the claims for indemnification contained therein) and (B) set forth in reasonable detail the nature of the objections to the claim in respect of which the objection is made.

(ii)To the extent Bayer or CRISPR AG, as applicable, does not object in writing (as provided in Section 8.4(b)(i)) to the claims contained in an Officer’s Certificate prior to the Objection Deadline for such Officer’s Certificate, such failure to so object will be an irrevocable acknowledgment by Bayer or CRISPR AG, as applicable, that the Indemnified Party is entitled to the full amount of the claims for Losses set forth in such Officer’s Certificate (and such entitlement will be conclusively and irrefutably established) with respect to the applicable Indemnifying Parties (any such claim, an “Unobjected Claim”), subject to the limitations on recovery set forth herein.  Within [***] days of a claim becoming an Unobjected Claim, the Indemnifying Parties will make the applicable payment to such Indemnified Party.

(c)Resolution of Conflicts; Recovery of Losses.  In case Bayer or CRISPR AG, as applicable, timely delivers an Objection Notice in accordance with Section 8.4(b) hereof, Bayer or CRISPR AG, as applicable, and the applicable Indemnified Parties will attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims.  If Bayer or CRISPR AG, as applicable, and the Indemnified Parties reach an agreement, a memorandum setting forth such agreement will be prepared and signed by all applicable parties (any claims covered by such an agreement, “Settled Claims”).  Any amounts required to be paid as a result of a Settled Claim will be paid by the Indemnifying Party to the Indemnified Parties pursuant to the Settled Claim within [***] days of the applicable claim becoming a Settled Claim.  If Bayer or CRISPR AG, as applicable, and the Indemnified Parties are unable to reach an agreement, the matter specified in the Objection Notice will be resolved pursuant to Section 10.8 (any claims resolved pursuant thereto, “Resolved Claims”).  Any claim under this Article VIII will be paid within [***] days of any claim becoming a Payable Claim. Subject to the limitations set forth in this Article VIII, an Indemnified Party may offset any indemnifiable Losses for a Payable Claim under this Agreement against any amounts payable to an Indemnified Party (or any of its Affiliates) under any Ancillary Agreement. For the purposes hereof, a “Payable Claim” means a claim for indemnification of Losses under this Article VIII, to the extent that such claim has not yet been satisfied, that is (i) a Resolved Claim, (ii) a Settled Claim, or (iii) an Unobjected Claim.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

8.5Third Party Claims.  If CRISPR or Bayer becomes aware of a third party claim (a “Third Party Claim”) which CRISPR or Bayer reasonably believes may result in a claim for indemnification by an Indemnified Party pursuant to this Article VIII, such Party will notify the other Party promptly of such claim, and the other Party will be entitled, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim.  CRISPR AG will have the right in its sole discretion to conduct the defense of, and to settle, any such claim and Bayer will not have a right of approval or consent with respect to any such Third Party Claim; provided, however, that except with the consent of Bayer (such consent not to be unreasonably withheld, conditioned or delayed), no settlement of any such Third Party Claim with third party claimants will be determinative of the amount of Losses relating to such matter or otherwise admissible in any proceeding or used in any way to resolve any dispute with respect to the amount of Losses.  The Parties and any other Indemnified Parties will cooperate in all reasonable respects with any Third Party Claim.

8.6Tax Treatment of Indemnification Payments.  Any indemnification payments pursuant to this Article VIII will be treated as an adjustment to the Retirement Amount by the Parties and its Affiliates for Tax purposes, unless otherwise required by Law.

Article IX

AMENDMENT AND WAIVER

9.1Amendment.  This Agreement may not be amended, except by an instrument in writing signed by Bayer, Casebia and CRISPR.

9.2Extension; Waiver.  Any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations of any other Party, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such party.  Any waiver of any term or condition will not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  No delay or failure by any party to assert any of its rights or remedies will constitute a waiver of such rights or remedies.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Article X

GENERAL PROVISIONS

10.1Notices.  All notices and other communications hereunder will be in writing and will be deemed delivered, given and received (a) when delivered in person, (b) when transmitted by email or facsimile (with written confirmation of completed transmission), (c) on the third Business Day following the mailing thereof by certified or registered mail (return receipt requested) or (d) when delivered by an express courier (with written confirmation of delivery) to the Parties at the following addresses (or to such other address or facsimile number as such party may have specified in a written notice given to the other Parties):

(a)if to CRISPR or, following the Closing, Casebia, to:

CRISPR Therapeutics AG
Baarerstrasse 14
6300 Zug
Switzerland
Attn: Each of Chief Executive Officer and General Counsel
E-mail: [***]

with a copy (which will not constitute notice) to:

Goodwin Procter LLP
100 Northern Avenue
Boston, MA 02210
Attention: [***]
Facsimile No.: 617-321-4362
Email: [***]

(b)if to Bayer, to:

Bayer HealthCare LLC
610 Main Street
Cambridge, MA
Attention: [***]

with a copy (which will not constitute notice) to:

Orrick, Herrington & Sutcliffe LLP
1000 Marsh Road
Menlo Park, CA 94025
Attention: [***]
Email: [***]

10.2Expenses.  Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transactions will be borne by the party incurring such costs and expenses.

10.3Interpretation.  Unless a clear contrary intention appears: (a) the singular number will include the plural, and vice versa; (b) reference to any gender includes each other gender; (c) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof; (d) “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation”; (e) all references in this Agreement to “Schedules,” “Sections” and

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

“Exhibits” are intended to refer to Schedules, Sections and Exhibits to this Agreement, except as otherwise indicated; (f) the table of contents and headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement; (g) “or” is used in the inclusive sense of “and/or”; (h) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; (i) “hereunder,” “hereof,” “hereto,” and words of similar import will be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof; and (j) “shall” and “will” will have the same meaning hereunder. References to sums of money will be expressed in United States Dollars.

10.4Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all parties need not sign the same counterpart.  Until and unless each Party has received a counterpart hereof signed by the other Parties, this Agreement will have no effect and no Party will have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Any signature page delivered electronically or by facsimile (including transmission by Portable Document Format or other fixed image form) will be binding to the same extent as an original signature page.

10.5Entire Agreement; Assignment.  This Agreement, the exhibits and annexes hereto, the other schedules and the Ancillary Agreements, and any provision of any Transaction Document terminated under the JV Termination Agreement which by its terms survives such termination: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral (including any letter of intent, term sheet or related discussions), among the parties with respect to the subject matter hereof, and (b) will not be assigned by operation of law or otherwise, except that each Party may assign its rights and delegate its obligations hereunder (i) after the Closing, in connection with a sale of such Party or a sale of all or substantially all of its assets and (ii) to one or more of its Affiliates as long as such Party remains ultimately liable for all of such Party’s obligations hereunder.

10.6Severability.  If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.7Other Remedies.  Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.  Without prejudice to remedies at law, the parties will be entitled to specific performance or other equitable relief, including injunctive relief, in the event of a breach or threatened breach of this Agreement.

10.8Arbitration; Submission to Jurisdiction; Consent to Service of Process.

(a)Except for a determination of the Final Interim Period Expenses, which will be resolved exclusively by the Accountant pursuant to Section 2.3, all disputes, claims, or controversies arising out of or relating to the Agreement, the Ancillary Agreements (other than as expressly set forth therein) or any other agreement or document executed and delivered pursuant to the Agreement (other than as expressly set forth therein) or the negotiation, breach, validity or performance hereof and thereof or the Transactions, including claims of fraud and including as well the determination of the scope or applicability of this agreement to arbitrate, will be resolved solely and exclusively by binding arbitration administered

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

by JAMS in New York, New York, before a single arbitrator (the “Arbitrator”).  Except as modified in this Section 10.8, the arbitration will be administered pursuant to JAMS’ Comprehensive Rules and Procedures.  The parties further agree that this arbitration will apply equally to requests for temporary, preliminary or permanent injunctive relief, except that in the case of temporary or preliminary injunctive relief any party may proceed in court without prior arbitration for the purpose of avoiding immediate and irreparable harm or to enforce its rights under Section 5.4 or Section 5.5.

(b)The parties covenant and agree that the arbitration hearing will commence within [***] days of the date on which a written demand for arbitration is filed by any Party (the “Filing Date”).  The hearing will be no more than [***] Business Days.  In connection with the arbitration, the Arbitrator will have the power to order the production of documents by each party and any third-party witnesses.  In addition, each party may take up to three depositions as of right, with each deposition limited to eight hours, excluding breaks, and the Arbitrator may grant additional depositions upon good cause shown.  For purposes of determining the number of depositions as of right, multiple petitioners or multiple respondents will each respectively be deemed one party.  The Arbitrator will not have the power to order the answering of interrogatories or the response to requests for admission.  The Arbitrator’s award will be made and delivered within [***] days of the closing of the evidentiary hearing on the merits (the “Hearing”) or within [***] days of service of post-Hearing briefs, if the arbitrator directs service of such briefs, will be binding and final as between the parties, and a judgment may be entered upon the award in any court having jurisdiction thereof.  The Arbitrator’s decision will set forth a reasoned basis for any award of damages or finding of liability.  The parties covenant and agree that the arbitration will conclude within [***] months of the Filing Date, and the Arbitrator will be provided notice of such [***]-month limit (and agreed to abide by it) prior to his or her appointment as Arbitrator.

(c)The parties will maintain the confidential nature of the arbitration proceeding and any award thereunder, including the Hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by Law, judicial decision or applicable securities laws or under applicable stock exchange rules.

(d)The parties will (i) bear their own attorneys’ fees, costs and expenses in connection with the arbitration, and (ii) share equally in the fees and expenses charged by the Arbitrator; provided, however, that the prevailing party will be awarded its share of the Arbitrator’s fees and expenses and all other costs and expenses, including attorneys’, consultants’ and experts’ fees; provided, further, that any party unsuccessfully refusing to comply with the award or an order of the Arbitrator will be liable for costs and expenses, including attorneys’, consultants’ and experts’ fees, incurred by the other party in enforcing the award or order.  If the Arbitrator determines a party to be the prevailing party under circumstances where the prevailing party obtained relief on some but not all of the claims and counterclaims, the Arbitrator may award the prevailing party an appropriate percentage of the costs and expenses incurred by the prevailing party.

(e)Subject in all cases to the foregoing, each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the state or federal courts located within New York, New York, in connection with any matter based upon, arising out of or relating to this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of New York for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.  Each party agrees not to commence any legal proceedings related hereto except in such courts.

10.9Governing Law. The Parties agree that this Agreement will be governed by, and construed in accordance with, the laws of the State of New York.  Notwithstanding that the laws of the State of New York will apply to and govern this Agreement, any choice of law specified in any of the documents and agreements referred to herein and made a part hereof will be respected by the Parties and will take precedence over the choice of law provision specified in this Section 10.9.

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

10.10WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.

10.11Rules of Construction.  The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

10.12No Third Party Beneficiary.  Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective successors and assigns any rights, remedies, or Liabilities under or by reason of this Agreement except that (i) Article VIII will also be for the benefit of the Indemnified Parties, (ii) Section 5.3, from and after (and subject to the occurrence of) the Closing, will be for the benefit of the D&O Indemnified Parties and (iii) Section 5.4 will also be for the benefit of the Affiliates of CRISPR (which will include, from and after the Closing, Casebia).

10.13Tax Advice.  No party to this Agreement makes any representations or warranties to any other party regarding the Tax treatment of the Transactions pursuant to this Agreement or any of the Tax consequences to any other party of this Agreement or the Transactions. Each party to this Agreement acknowledges that it is relying solely on its own Tax advisors in connection with this Agreement and the Transactions.

10.14Translations.  This Agreement is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties. All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to or arising hereunder, will be in the English language.  If there is a discrepancy between any translation of this Agreement and this Agreement, this Agreement will prevail.

10.15Further Assurances.  From and after the Closing, each of the Parties will use commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions, and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions, to obtain all necessary waivers, consents, approvals and other documents required to be delivered hereunder and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the Parties the benefits contemplated by this Agreement and the Ancillary Agreements.

[Remainder of page intentionally left blank]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, CRISPR, Casebia and Bayer have caused this Agreement to be signed, all as of the date first written above.

CRISPR Therapeutics AG

By:	/s/ Rodger Novak
Name: Rodger Novak
Title: President

CRISPR Therapeutics, Inc.

By:	/s/ Michael Tomsicek
Name: Michael Tomsicek
Title: Chief Financial Officer

[Signature Page – Retirement Agreement]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, CRISPR, Casebia and Bayer have caused this Agreement to be signed, all as of the date first written above.

Bayer HealthCare LLC

By:	/s/ Kelly Gast
Name: Kelly Gast
Title: President

[Signature Page – Retirement Agreement]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

IN WITNESS WHEREOF, CRISPR, Casebia and Bayer have caused this Agreement to be signed, all as of the date first written above.

Casebia Therapeutics Limited Liability Partnership

By:	/s/ Samarth Kulkarni
Name: Samarth Kulkarni, Ph.D.
Title: Authorized Representative

[Signature Page – Retirement Agreement]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule I

Interim Period Expenses

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Schedule II

Casebia Employees

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit A

Form of 2019 Option Agreement

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit B

Form of Deed of Amendment and Restatement

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit C

Form of JV Termination Agreement

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit D

Form of Master Confidentiality Agreement

[***]

[***] Certain information in this document has been omitted from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit E

Form of Resignation Letter

[***]